THIS PROMISSORY NOTE AND ANY SECURITIES INTO WHICH THIS NOTE MAY BE CONVERTIBLE PURSUANT TO THE TERMS HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THIS NOTE NOR ANY SUCH SECURITIES, NOR ANY INTEREST IN ANY THEREOF MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF THIS NOTE, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTOR TO THE COMPANY, THAT SUCH SECURITIES OR INTERESTS THEREIN MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

IMAGE METRICS, INC.

CONVERTIBLE PROMISSORY NOTE

$1,100,000	September 9, 2010
Santa Monica, California

IMAGE METRICS, INC., a Nevada corporation (the “Company”), for value received, hereby promises to pay to the order of Rosi Kahane (the “Lender”), with an address of Chesa Carla, Giassa de las Barrieras 17, 7505 Celerina, Switzerland or its assigns (the “Holder”), the principal amount of one million one hundred thousand dollars ($1,100,000), payable in full on the Maturity Date (as hereinafter defined), unless prepayments have been made by the Company pursuant to Section 2(d) hereof, in which case the outstanding balance hereon shall be payable in full on the Maturity Date, and to pay interest on the unpaid principal balance hereof at the rate of 13.50% per annum (calculated on the basis of a 365-day year) on the Maturity Date, all as hereafter further provided.

1.	Related Agreements.

This Note is issued pursuant to that certain Loan Agreement of even date herewith by and between the Company and the Holder (the “Loan Agreement”) to which reference is made for a complete description of the rights, obligations, limitations and restrictions of or applicable to the Company and the Holder. Capitalized terms utilized herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement. This Note is the Note referred to in that certain Security Agreement (All Assets) (the “Security Agreement”) of even date herewith issued by the Company to the Holder. This Note and the Company’s obligations hereunder are secured by the collateral described in the Security Agreement.

2.	Payments.

(a) The ”Maturity Date” is January 31, 2011; provided however that in the event that a Subsequent Financing is consummated, then the Maturity Date shall be the earliest maturity date of any indebtedness incurred in the Subsequent Financing.

(b) After the Maturity Date, interest on any overdue principal amount of this Note shall accrue at a rate of eighteen percent (18%) per annum and shall be payable quarterly.

(c) If the Maturity Date would fall on a day that is not a Business Day (as defined below), the payment due on such Maturity Date will be made on the immediately preceding Business Day with the same force and effect as if made on the the Maturity Date. “Business Day” means any day which is not a Saturday or Sunday and is not a day on which banking institutions are generally authorized or obligated to close in the City of New York, New York.

(d) The Company may, at its option, prepay all or any part of the principal of this Note, without payment of any premium or penalty; provided that, the Company shall give Holder at least 15 days’ advance written notice of the Company’s intent to prepay and Holder shall have the right to convert all or any portion of this Note pursuant to Section 3(b) at any time during such 15-day period. All payments on this Note, shall be applied first to accrued interest hereon and the balance to the payment of the principal hereof.

(e) Payments of principal and interest on this Note shall be made by check sent to the Holder’s address set forth above or to such other address as the Holder may designate for such purpose from time to time by written notice to the Company, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

(f) The obligations to make the payments provided for in this Note and the Loan Agreement are absolute and unconditional and not subject to any defense, setoff, counterclaim, rescission, recoupment or adjustment whatsoever. The Company hereby expressly waives demand and presentment for payment, notice of non-payment, notice of dishonor, protest, notice of protest, bringing of suit and diligence in taking any action to collect any amount called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder.

3.	Conversion.

(a) Certain Definitions. The following terms shall have the meanings herein specified:

"Capital Stock" means any of the current or future authorized class or series of capital stock of the Company.

"Common Stock" means authorized Common Stock, $.001 par value, of the Company, and shall include any other class or series of capital stock of the Company that is not limited to a fixed sum in respect of the rights of the holder thereof to participate in the liquidation or winding up of the Company.

"Conversion Shares" means the shares of Common Stock, or such other shares of Capital Stock, issuable upon conversion of this Note.

(b) Election to Convert. Holder may, at its option exercisable by written notice (the "Conversion Notice") to the Company at any time prior to payment in full hereof, elect to convert all or any part of the entire outstanding principal amount of this Note plus a pro rata share of the accrued interest on the then outstanding balance (i) into shares of Common Stock at a conversion price equal to $1.00 per share (subject to adjustment in the event of any stock splits, stock dividends or other recapitalization of Common Stock). Conversion of this Note shall be conditioned on Holder’s execution of an investment representation statement in a form reasonably required by the Company.

(c) Delivery of Conversion Shares. The Capital Stock issued on conversion of this Note (the "Conversion Shares") shall be delivered as follows:

(i) As promptly as practicable after conversion, the Company shall deliver to Holder, or to such person or persons as are designated by Holder in the Conversion Notice, a certificate or certificates representing the number of shares of Capital Stock into which this Note or portion thereof is to be converted in such name or names as are specified in the Conversion Notice, together with, in the case of conversion of the entire remaining principal balance hereof, any cash payable in respect of a fractional share. Such conversion shall be deemed to have been effected at the close of business on the date when this Note shall have been surrendered to the Company for conversion, so that the person entitled to receive such Conversion Shares shall be treated for all purposes as having become the record holder of such Conversion Shares at such time.

(ii) In the event that less than the entire outstanding principal of this Note is converted hereunder pursuant to subsection (b) above, this Note shall not be surrendered for cancellation but shall have the fact and amount of conversion recorded on the face of this Note by writing acknowledged by Holder and the Company. If less than the entire principal balance of this Note is converted, the amount of principal converted shall be reduced to the nearest amount that results in no fractional shares.

(d) Reservation of Shares. The Company agrees that, during the period within which this Note may be converted, the Company will at all times have authorized and in reserve, and will keep available solely for delivery upon the conversion of this Note, Capital Stock and other securities and properties as from time to time shall be receivable upon the conversion of this Note, free and clear of all restrictions on issuance, sale or transfer other than those imposed by law and free and clear of all pre-emptive rights. The Company agrees that the Conversion Shares shall, at the time of such delivery, be validly issued and outstanding, fully paid and non-assessable, and the Company will take all such action as may be necessary to assure that the stated value or par value per share of the Conversion Shares is at all times equal to or less than the Conversion Price.

(e) Protection Against Dilution.

(i) In the event of any consolidation with or merger of the Company with or into another corporation (other than a merger or consolidation in which the Company is the surviving or continuing corporation) while any principal or accrued interest remains outstanding under this Note, then such successor, shall (i) execute with the Holder an agreement providing that the Holder shall have the right thereafter to receive upon conversion of this Note solely the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such consolidation, or merger by a holder of the number of shares of Capital Stock for which this Note might have been converted immediately prior to such consolidation or merger, (ii) make effective provision in its Articles of Incorporation or otherwise, if necessary, in order to effect such agreement, and (iii) set aside or reserve, for the benefit of the Holder, the stock, securities, property and cash to which the Holder would be entitled upon conversion of this Note.

(ii) In the event of any reclassification or change of the Capital Stock into which this Note may be converted (other than a change in par value or from no par value to a specified par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), or in the event of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the Capital Stock into which this Note may be converted (other than a change in par value, or from no par value to a specified par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), in either case while any principal or accrued interest remains outstanding under this Note, then the Holder shall have the right thereafter to receive upon conversion of this

Note solely the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such reclassification, change, consolidation or merger by a holder of the number of shares of Capital Stock for which this Note might have been converted immediately prior to such reclassification, change, consolidation or merger.

The above provisions of this Section 3(e) shall similarly apply to successive reclassifications and changes of Capital Stock and to successive consolidations and mergers.

Notice of such consolidation, merger, sale, distribution, reclassification or reorganization and of such provisions so proposed to be made, shall be mailed to the Holder not less than fifteen (15) days prior to such event.

4.	Reserved.

5.	Remedies Upon Default.

Upon the failure of the Company to make any payment due to the Holder hereunder, which failure shall not be cured within ten Business Days following the date that such payment is due, the Holder, by notice in writing given to the Company, may declare the entire principal amount then outstanding of, and the accrued interest on, this Note to be due and payable immediately, and upon any such declaration the same shall become and be due and payable immediately, without presentment, demand, protest or other formalities of any kind, all of which are expressly waived by the Company.

6.	Transfer.

(a) Any Notes issued upon the transfer of this Note shall be numbered and shall be registered in a Note Register as they are issued. The Company shall be entitled to treat the registered holder of any Note on the Note Register as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such Note on the part of any other person, and shall not be liable for any registration or transfer of Notes which are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration or transfer, or with the knowledge of such facts that its participation therein amounts to bad faith. This Note shall be transferable only on the books of the Company upon delivery thereof duly endorsed by the Holder or by the Holder’s duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, executor, administrator, guardian, or other legal representative, duly authenticated evidence of his, her or its authority shall be produced. Upon any registration of transfer, the Company shall deliver a new Note or Notes to the person entitled thereto. This Note may be exchanged, at the option of the Holder thereof, for another Note, or other Notes of different denominations, of like tenor and representing in the aggregate a like principal amount, upon surrender hereto to the Company or its duly authorized agent.

(b) The Holder acknowledges that it has been advised by the Company that this Note has not been registered under the Act, that the Note is being or has been issued on the basis of the statutory exemption provided by Section 4(2) of the Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering, and that the Company’s reliance thereon is based in part upon the representations made by the original Holder in accordance with the terms of the Offering. The Holder acknowledges that such Holder has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Act and the rules and regulations thereunder on the transfer of securities. In particular, the Holder agrees that no sale, assignment or transfer of the Note shall be valid or effective, and the Company shall not be required to give any effect to any such sale, assignment or transfer (collectively, “Transfer”), unless (i) the Transfer of the Note is registered under the Act, it being understood that the Note is not currently registered for sale and that the Company has no obligation or intention to so register the Notes, or (ii) the Transfer is exempt from registration under the Act and the Holder delivers an opinion of counsel inform and substance satisfactory to the Company and counsel for the Company that the Transfer is so exempt, and, in either case, that the Transfer is not restricted by applicable state securities laws.

7.	Miscellaneous.

(a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express, Express Mail or similar overnight delivery or courier service or delivered (in person or by telecopy, telex or similar telecommunications equipment) against receipts to the party to whom it is to be given; (i) if to the Company, at its address at 1918 Main Street, 2nd Floor, Santa Monica, California 90405, Attention: Chief Executive Officer, (ii) if to the Holder, at its address set forth on the first page hereof or (iii) in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 7(a). Notice to the estate of any party shall be sufficient if addressed to the party as provided in this Section 7(a). Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 7(a) shall be deemed given at the time of receipt thereof.

(b) Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (and upon surrender of this Note if mutilated), and upon reimbursement of the Company’s reasonable incidental expenses and in the case of loss, theft or destruction, indemnity as the Company shall, at its option, reasonable request and in form satisfactory to counsel for the Company, the Company shall execute and deliver to the Holder a new Note of like date, tenor and denomination.

(c) No course of dealing and no delay or omission on the part of the Holder in exercising any right or remedy shall operate as a waive thereof or otherwise prejudice the Holder’s rights, powers or remedies. No right, power or remedy conferred by this Note upon the Holder shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise, and all such remedies may be exercised singly or concurrently.

(d) This Note has been negotiated in the State of California and shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles governing conflicts of law.

(e) The parties irrevocably consent to the jurisdiction of the federal and state courts of the State of California in connection with any action or proceeding arising out of or relating to this Note, any document or instrument delivered pursuant to or in connection with this Note, or a breach of this Note or any such document or instrument.

(f) This Note may be amended, or any of its provisions waived (which amendment or waiver shall be binding upon all future Holders) only by written consent or consents executed by the Company and the holders of Notes representing a majority in principal amount of the Notes then outstanding; provided, however, that any waiver or amendment which reduces the amount of principal owing hereunder or the interest rate set forth herein, or which changes the date of payment of any principal hereof, the Maturity Date provided hereunder shall be effective only upon the written consent of the Company, the Holder and the holders of Notes representing a majority in principal amount of the Notes then outstanding.

IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered as of the day and year first above written.

IMAGE METRICS, INC.

By:
Ron Ryder
Chief Financial Officer